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                       April 18, 2022

       Karen J. Dearing
       Executive Vice President and Chief Financial Officer
       Sun Communities, Inc.
       27777 Franklin Road, Suite 200
       Southfield, Michigan 48034

                                                        Re: Sun Communities,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            Form 8-K
                                                            Filed February 22,
2022
                                                            File No. 001-12616

       Dear Ms. Dearing:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction